CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
IFSA Strongman, Inc.
(Formerly Synerteck Incorporated)
London, United Kingdom

We hereby consent to the incorporation in this Registration Statement of IFSA Strongman, Inc. (Formerly Synerteck Incorporated) on Form SB-2, of our report dated March 17, 2005 of our audit of the financial statements of IFSA Strongman, Inc. (Formerly Synerteck Incorporated) as of December 31, 2004 and for the years ended December 31, 2004 and 2003, which report was included in IFSA Strongman, Inc.'s (Formerly Synerteck Incorporated) Form 10-KSB which was filed with the Securities and Exchange Commission on May 9, 2005, and to all references to our firm included in this Registration Statement.



/s/ Bouwhuis, Morrill & Company
Bouwhuis, Morrill & Company
Layton, Utah
February 14, 2006